EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirteen weeks ended
	March 28,	March 30,
	2004	2003
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$389,870	$156,915
Add interest portion of rental expense	14,763	14,455
Deduct undistributed earnings of equity affiliates	(8,401)	(3,591)

Available earnings before cumulative effect of a change in accounting principle	$396,232	$167,779

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$191,481	$205,133
Weyerhaeuser Real Estate Company and other related subsidiaries	14,890	13,482

Subtotal	206,371	218,615
Less intercompany interest	(79)	63

Total interest expense incurred	206,292	218,678

Amortization of debt expense	3,968	3,262

Interest portion of rental expense	14,763	14,455

Total fixed charges	$225,023	$236,395

Ratio of earnings to fixed charges	1.76	0.71[1]

1 Fixed charges exceeded available earnings of Weyerhaeuser Company and subsidiaries before the cumulative effect of a change in accounting principle by approximately $69 million for the thirteen weeks ended March 30, 2003.

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirteen weeks ended
	March 28,	March 30,
	2004	2003
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$375,158	$138,512
Add interest portion of rental expense	13,547	13,490
Deduct undistributed earnings of equity affiliates	(2,523)	(1,508)
Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(120,043)	(95,390)

Available earnings before cumulative effect of a change in accounting principle	$266,139	$55,104

Fixed charges:
Interest expense incurred	$191,481	$205,133
Amortization of debt expense	3,968	3,262
Interest portion of rental expense	13,547	13,490

Total fixed charges	$208,996	$221,885

Ratio of earnings to fixed charges	1.27	0.25[2]

2 Fixed charges exceeded available earnings before the cumulative effect of a change in accounting principle of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, by approximately $167 million for the thirteen weeks ended March 30, 2003.